Exhibit 5.1

lawyers@saul.com www.saul.com

November 26, 2012

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, MD  20850

Re:          Registration Statement on Form S-1 (File No. 333-184930)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 6,900,000 shares of common stock, $0.001 par value per share (the “Securities”), of Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), including up to 900,000 shares of Securities that may be sold pursuant to the exercise of an over-allotment option granted by the Company to the underwriters described below.  The Securities are proposed to be sold pursuant to an underwriting agreement, the form of which is filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.

We have acted as counsel for the Company in connection with the preparation of the Registration Statement and the proposed issuance of the Securities pursuant to the Registration Statement.  We therefore are familiar with the proceedings taken and proposed to be taken in connection with the proposed authorization, issuance and sale of the Securities.  In this connection, we have examined and relied upon such corporate records and other documents, records, certificates and other instruments as we have deemed necessary and appropriate as the basis for the opinion set forth below.  In our examination, we have assumed legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of such original documents.

The opinions expressed below are limited to the Delaware General Corporation Law.

♦♦♦

DELAWARE MARYLAND MASSACHUSETTS NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC
A DELAWARE LIMITED LIABILITY PARTNERSHIP

Based upon and subject to the foregoing, we are of the opinion that the Securities to be sold pursuant to the Registration Statement have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein and satisfaction of all other conditions to such issuance as set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to the name of this firm in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SAUL EWING LLP